Exhibit 10.3

FORM OF

OMNIBUS AGREEMENT

among

WESTLAKE MANAGEMENT SERVICES, INC.

WESTLAKE CHEMICAL PARTNERS GP LLC

WESTLAKE CHEMICAL PARTNERS LP

WESTLAKE CHEMICAL OPCO GP LLC

WESTLAKE CHEMICAL OPCO LP

WPT LLC

WESTLAKE LONGVIEW CORPORATION

WESTLAKE PETROCHEMICALS LLC

WESTLAKE VINYLS, INC.

WESTLAKE PVC CORPORATION

WESTLAKE STYRENE LLC

WESTLAKE POLYMERS LLC

and

WESTLAKE VINYL CORPORATION

i

Schedule I	Westlake Complexes

Schedule II	Services

ii

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among Westlake Management Services Inc., a Delaware corporation (“Westlake Services”), Westlake Chemical Partners GP LLC, a Delaware limited liability company (“GP”), Westlake Chemical Partners LP, a Delaware limited partnership (the “MLP”), Westlake Chemical OpCo GP LLC, a Delaware limited liability company (“Operating GP”), Westlake Chemical OpCo LP, a Delaware limited partnership (“OpCo”), WPT LLC, a Delaware limited liability company (“WPT”), Westlake Longview Corporation, a Delaware Corporation (“Westlake Longview”), Westlake Petrochemicals LLC, a Delaware limited liability company (“Westlake Petrochemicals”), Westlake Vinyls, Inc., a Delaware corporation (“Westlake Vinyls”, and together with WPT, Westlake Longview and Westlake Petrochemicals, the “Westlake Contributors”), Westlake PVC Corporation, a Delaware corporation (“Westlake PVC”), Westlake Styrene LLC, a Delaware limited liability company (“Westlake Styrene”), Westlake Polymers LLC, a Delaware limited liability company (“Westlake Polymers”), and Westlake Vinyl Corporation, a Delaware corporation (“Vinyl Corporation” and together with Westlake Styrene, Westlake Polymers and the Westlake Contributors, the “Westlake Complex Parties”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

Certain of the Parties have entered into the Related Agreements (as defined below), and in connection therewith, the Parties desire by their execution of this Agreement to evidence their agreement with respect to certain obligations of the Parties, as more fully set forth herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” is defined in Section 4.2(a).

“Administrative Personnel” means individuals who are employed by the Westlake Parties or any of their Affiliates and assist in providing, as part of the Services, any of the administrative services referred to in Schedule II hereto.

“Affiliate” means (i) with respect to Westlake, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by Westlake, excluding GP and any other Person that directly or indirectly through one or more intermediaries is controlled by GP; (ii) with respect to the Partnership Entities, any Person that directly or indirectly through one or more intermediaries is controlled by GP; (iii) with respect to any other Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such first Person. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.

“Agreement” is defined in the introduction to this Agreement.

“Applicable Laws” means all statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals and rules of common law of each Governmental Authority having jurisdiction over the Parties, including Environmental Laws, all health, building, fire, safety and other codes, ordinances and requirements and all applicable standards of the National Board of Fire Underwriters, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree, judgment or settlement; in each case, as applicable to the Westlake Parties, the Partnership Entities, the Assets or the Westlake Complexes, as the case may be.

“Asset Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the Westlake Contributors, GP, the MLP, Operating GP, OpCo and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Assets” means all assets conveyed, contributed, or otherwise transferred by the Westlake Entities to the Partnership Entities prior to or on the Closing Date pursuant to the Asset Contribution Agreement.

“Business” is defined in Section 3.1.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which banking institutions in the State of Texas are closed.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date of the closing of the MLP’s initial public offering of Common Units.

“Common Units” is defined in the Partnership Agreement.

“Confidential Information” is defined in Section 7.2.

“Conflicts Committee” is defined in the Partnership Agreement.

“Dedicated Personnel” means individuals, other than Administrative Personnel, who are employed by the Westlake Parties or any of their Affiliates and provided on a full-time basis to the Partnership Group in connection with provision of the Services.

“Default Rate” shall mean an interest rate, compounded on a monthly basis, at the rate per annum equal to the one-month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, plus two percentage points per annum, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding month; provided, however, that the Default Rate shall never exceed the maximum rate permitted by applicable Law.

“Disposition Notice” is defined in Section 4.2(a).

“dispute” shall have the meaning set out in Section 9.3(a).

“Environmental Law” means any and all Applicable Laws pertaining to (i) pollution, protection of the environment (including natural resources), or workplace health and safety, (ii) any Release, threatened Release or exposure of any Person or property to Hazardous Substances, or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of Hazardous Substances. Without limiting the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and all similar Applicable Laws of any Governmental Authority having jurisdiction over the Assets, the Westlake Complexes or their respective operations, and all amendments to such Applicable Laws and all regulations implementing any of the foregoing.

“Environmental Liabilities” or “Environmental Liability” shall mean any liabilities, claims or causes of action (including environmental and Toxic Tort exposure claims or causes of action), demands, losses (including diminution in value suffered by third parties), damages (including real property damages, personal property damages, and natural resource damages), injuries (including personal injury and death), judgments, settlements, fines, penalties, sanctions, supplemental environmental projects, costs (including costs for Remediation), and expenses (including environmental or Toxic Tort pre-trial, trial or appellate legal or litigation support work, court costs and reasonable and documented attorneys’, experts’ and consultants’ fees, charges and disbursements) of any and every kind or character, known or unknown, fixed or contingent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is or has been treated as a single employer with the Westlake Parties and their Affiliates for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA.

“Ethylene Sales Agreement” means the Ethylene Sales Agreement among OpCo, and certain Affiliates of Westlake dated of even date herewith, as the same may be amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Feedstock Supply Agreement” means the Feedstock Supply Agreement between Westlake Petrochemicals and OpCo dated of even date herewith, as the same may be amended.

“First ROFR Acceptance Deadline” is defined in Section 4.2(a).

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

“GP” is defined in the introduction to this Agreement.

“Hazardous Substances” means and includes any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including each substance defined, designated or classified as a hazardous waste, solid waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum, petroleum products, petroleum hydrocarbons, whether refined or unrefined, crude oil or any fractions or derivatives thereof, asbestos, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas.

“Indemnified Party” means the Partnership Entities or the Westlake Parties and their Affiliates, as the case may be, in their capacity as the parties entitled to indemnification in accordance with Article II.

“Indemnifying Party” means either the Partnership Entities or Westlake, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article II.

“Lender” means any Person providing financing with respect to the Assets.

“Limited Partner” is defined in the Partnership Agreement.

“Losses” is defined in Section 2.2(d).

“MLP” is defined in the introduction to this Agreement.

“Offer Price” is defined in Section 4.2(a).

“OpCo” is defined in the introduction to this Agreement.

“Operating GP” is defined in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Westlake Chemical Partners LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

“Partnership Entities” means GP and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the MLP, Operating GP, OpCo and any Subsidiary of any such Person, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, or Governmental Authority.

“Personnel Costs” means all compensation costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all payroll and benefits.

“Pre-Closing Environmental Liabilities” means any and all Environmental Liabilities by reason of or arising out of any acts, omissions or conditions to the extent occurring or existing before the Closing Date associated with the Westlake Complexes or the Assets that constitute or result in (i) a violation of or any non-compliance with or liability under Environmental Laws in effect before the Closing Date that are applicable to the Westlake Complexes or the Assets, (ii) a Release or threatened Release of, or exposure to, a Hazardous Substance at, under, on or from or to the Westlake Complexes or the Assets or arising out of operation of the Westlake Complexes or the Assets (including the Release or threatened Release of, or exposure to, Hazardous Substances on, under, or from real properties offsite the Westlake Complexes and Assets where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed as a result of or in connection with operations at the Westlake Complexes or the Assets) as to which Environmental Laws in effect before the Closing Date impose liability or require Remediation or (iii) any actual or threatened claims, demands, causes of action, actions or proceedings by or before any Person or Governmental Authority alleging potential liability under any Environmental Laws in effect before the Closing Date.

“Post-Closing Environmental Liabilities” means any and all Environmental Liabilities by reason of or arising out of any acts, omissions or conditions to the extent occurring or existing on or after the Closing Date associated with the Assets that constitute or result in (i) a violation of or any non-compliance with or liability under Environmental Laws in effect on or after the Closing Date that are applicable to the Assets, (ii) a Release or threatened Release of, or exposure to, a Hazardous Substance at, under, on or from or to the Assets, or arising out of operation of the Assets (including the Release or threatened Release of, or exposure to, Hazardous Substances on, under, or from real properties offsite the Assets where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed as a result of or in connection with operations at the Assets) as to which Environmental Laws in effect on or after the Closing Date impose liability or require Remediation or (iii) any actual or threatened claims, demands, causes of action, actions or proceedings by or before any Person or Governmental Authority alleging potential liability under any Environmental Laws in effect on or after the Closing Date.

“Proposed Transferee” is defined in Section 4.2(a).

“Recipient” is defined in Section 7.1.

“Related Agreements” means the Ethylene Sales Agreement, the Feedstock Supply Agreement, the Services Agreement and the Site Lease Agreements.

“Release” any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remediation” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal or removal action, disposal, closure, corrective action, remediation or remedial action (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup, or abatement that is required under any Environmental Law.

“Retained Assets” means the facilities owned by any of the Westlake Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Asset Contribution Agreement.

“ROFR Acceptance Deadline” means the First ROFR Acceptance Deadline or the Second ROFR Acceptance Deadline, as applicable.

“Sale Assets” is defined in Section 4.2(a).

“Second ROFR Acceptance Deadline” is defined in Section 4.2(a).

“Seller” is defined in Section 4.2(a).

“Services” is defined in Section 3.1.

“Services Agreement” means the Services Agreement among OpCo and certain Affiliates of Westlake dated of even date herewith, as the same may be amended.

“Share-Based Compensation” means any compensation accruing or payable under any incentive or other compensation plan or program of an employer based upon changes in the equity value of such employer or any of its Affiliates (but excluding the MLP and its subsidiaries).

“Shared Personnel” means individuals, other than Administrative Personnel, who are employed by the Westlake Parties or any of their Affiliates and provided on a part-time basis to the Partnership Group in connection with provision of the Services.

“Site Lease Agreements” means the Site Lease Agreements between OpCo and certain Affiliates of Westlake dated of even date herewith, as the same may be amended.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Toxic Tort” means a claim or cause of action alleging personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Transfer” including the correlative terms “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law).

“Units” is defined in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

“Westlake” means Westlake Chemical Corporation, a Delaware corporation.

“Westlake Entities” means any Person controlled, directly or indirectly, by Westlake other than the Partnership Entities; and “Westlake Entity” means any of the Westlake Entities.

“Westlake Complexes” means the petrochemical production facilities owned by Westlake and located in Calvert City, Kentucky and Lake Charles, Louisiana, as more particularly described on Schedule I to this Agreement, but excluding the Assets.

“Westlake Complex Parties” is defined in the introduction to this Agreement.

“Westlake Contributors” is defined in the introduction to this Agreement.

“Westlake Parties” means any Westlake Entity party to this Agreement.

“Westlake Post-Closing Environmental Liabilities” means any and all Environmental Liabilities by reason of or arising out of any acts, omissions or conditions to the extent occurring or existing on or after the Closing Date associated with the Westlake Complexes that constitute or result in (i) a violation of or any non-compliance with or liability under Environmental Laws in effect on or after the Closing Date that are applicable to the Westlake Complexes, (ii) a Release or threatened Release of, or exposure to, a Hazardous Substance at, under, on or from or to the Westlake Complexes, or arising out of operation of the Westlake Complexes (including the Release or threatened Release of, or exposure to, Hazardous Substances on, under, or from real properties offsite the Westlake Complexes where such Hazardous Substances were transported or disposed, or arranged to be transported or disposed as a result of or in connection with operations at the Westlake Complexes) as to which Environmental Laws in effect on or after the Closing Date impose liability or require Remediation or (iii) any actual or threatened claims, demands, causes of action, actions or proceedings by or before any Person or Governmental Authority alleging potential liability under any Environmental Laws in effect on or after the Closing Date.

Section 1.2 Construction. In construing this Agreement, the following principles shall be followed: (i) no consideration shall be given to the captions of articles, sections or subsections; (ii) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (iii) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; and (iv) the plural shall be deemed to include the singular, and vice versa.

ARTICLE II

INDEMNIFICATION

Section 2.1 Environmental Indemnification.

(a) The Westlake Contributors agree to indemnify, defend and hold harmless the Partnership Entities and their respective officers, directors and employees from and against any and all Pre-Closing Environmental Liabilities, incurred by or asserted against Partnership Entities; provided that the Partnership Entities shall use commercially reasonable efforts to mitigate any such cost, but failure to use such commercially reasonable efforts shall not limit the Partnership Entities’ rights to indemnification hereunder, except to the extent the Westlake Contributors are prejudiced thereby.

(b) So long as any Related Agreement remains in effect, the Partnership Entities agree to indemnify, defend and hold harmless the Westlake Contributors and their Affiliates, and their respective officers, directors and employees, from and against any and all Post-Closing Environmental Liabilities, incurred by or asserted against the Westlake Contributors or any of their Affiliates; provided that the Westlake Contributors shall use commercially reasonable efforts to mitigate any such cost, but failure to use such commercially reasonable efforts shall not limit the Westlake Contributors’ rights to indemnification hereunder, except to the extent the Partnership Entities are prejudiced thereby.

(c) So long as any Related Agreement remains in effect, the Westlake Complex Parties agree to indemnify, defend and hold harmless the Partnership Entities, and their respective officers, directors and employees, from and against any and all Westlake Post-Closing Environmental Liabilities, incurred by or asserted against the Partnership Entities; provided that the Partnership Entities shall use commercially reasonable efforts to mitigate any such cost, but failure to use such commercially reasonable efforts shall not limit the Partnership Entities’ rights to indemnification hereunder, except to the extent the Westlake Complex Parties are prejudiced thereby.

(d) So long as any Related Agreement remains in effect, the Partnership Entities agree to indemnify, defend and hold harmless the Westlake Complex Parties, and their respective officers, directors and employees, from and against any and all Environmental Liabilities (other than Pre-Closing Environmental Liabilities or Westlake Post-Closing Environmental Liabilities), incurred by or asserted against the Westlake Complex Parties; provided that the Westlake Complex Parties shall use commercially reasonable efforts to mitigate any such cost, but failure to use such commercially reasonable efforts shall not limit the Westlake Complex Parties’ rights to indemnification hereunder, except to the extent the Partnership Entities are prejudiced thereby.

Section 2.2 Additional Indemnification.

(a) The Westlake Parties shall indemnify, defend, and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, and reasonable costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities by reason of or arising out of claims asserted by any third party with respect to (i) events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than those losses for which the Partnership Entities are entitled to indemnification from the Westlake Contributors under Section 2.1) to the extent that the Westlake Entities are notified in writing of any of the foregoing within one year after the Closing Date, (ii) all currently pending legal actions or those threatened in writing against the Westlake Parties, (iii) events and conditions associated with the Retained Assets whether occurring before or after the Closing Date, and (iv) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the Westlake Entities that may result from the consummation of the formation transactions for the Partnership Entities.

(b) The Partnership Entities shall indemnify, defend, and hold harmless the Westlake Entities and their Affiliates from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties and reasonable costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Westlake Entities or their Affiliates by reason of or arising out of claims asserted by any third party with respect to events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than those losses for which the Partnership Entities are entitled to indemnification from the Westlake Contributors under Section 2.1(a) or Section 2.2(a)).

(c) The Westlake Parties shall indemnify, defend, and hold harmless the Partnership Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, and reasonable costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Entities by reason of or arising out of any employee benefit plan sponsored or contributed to by the Westlake Parties or their ERISA Affiliates (other than the Partnership Entities and any other Person that directly or indirectly through one or more intermediaries is controlled by a Partnership Entity), including, but not limited to, any liability of the Westlake Parties and such ERISA Affiliates under Title IV of ERISA and any claims by current or former employees of such entities for post-retirement medical benefits, but excluding any such loss, damage, liability, claim, demand, cause of action, judgment, settlement, fine, penalty or cost and expense that is reimbursable by a Partnership Entity to the Westlake Parties under the Services Agreement. Notwithstanding the foregoing, the indemnity provided in the preceding sentence shall cease to apply with respect to a Partnership Entity on the date such Partnership Entity ceases to be an ERISA Affiliate except with respect to any matter covered by such indemnity that arose prior to such date.

(d) The Partnership Entities shall indemnify, reimburse, defend and hold harmless the Westlake Parties and their Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, from and against all losses, costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach by such Partnership Entity of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Partnership Entities shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses incurred, by such Indemnified Party in connection with, relating to or arising out of (i) a breach by such Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party with respect to the Services hereunder or (iii) fraudulent or dishonest acts of such Indemnified Party.

(e) The Westlake Parties shall indemnify, reimburse, defend and hold harmless the Partnership Entities and their Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, from and against all losses, costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach by such Westlake Party of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Westlake Parties shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses incurred, by such Indemnified Party in connection with, relating to or arising out of (i) a breach by such Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party with respect to the Services hereunder or (iii) fraudulent or dishonest acts of such Indemnified Party.

Section 2.3 Consequential Damages. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY LOST OR PROSPECTIVE PROFITS OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES OR DAMAGES FROM ITS PERFORMANCE UNDER THIS AGREEMENT OR FOR ANY FAILURE OR PERFORMANCE HEREUNDER OR RELATED HERETO, WHETHER ARISING OUT OF BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, EXCEPT FOR ANY SUCH DAMAGES RECOVERED BY ANY THIRD PARTY AGAINST ANY PARTY IN RESPECT OF WHICH SUCH PARTY WOULD OTHERWISE BE ENTITLED TO INDEMNIFICATION PURSUANT TO THIS ARTICLE II, PROVIDED THAT NO PARTY SHALL BE ENTITLED TO INDEMNIFICATION FOR ANY DAMAGES THAT ARE CONTRARY TO APPLICABLE LAW.

Section 2.4 Indemnification Procedures.

(a) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article II, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim. The Indemnified Party shall also provide supporting information indicating the facts and circumstances relating to the claim, copies of all correspondence with third parties, Governmental Authorities or other individuals relating to the claim, and other relevant information reasonably requested by the Indemnifying Party.

(b) The Indemnifying Party shall have the right to control all aspects of the response to or defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article II, including correspondence and negotiation with Governmental Authorities, the selection of counsel and other consultants, determination of the scope of and approach to any investigation or remediation, determination of whether to appeal any decision of any court, determination of whether to enter into any voluntary agreement with any Governmental Authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the Partnership Entities) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article II, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the

Indemnified Party pursuant to this Section 2.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article II; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

ARTICLE III

SERVICES

Section 3.1 Scope of Services. The Westlake Parties agree to provide, and agree to cause their respective Affiliates to provide, on behalf of the GP for the Partnership Entities’ benefit, the selling, general and administrative services necessary to run the business of the Partnership Entities (the “Business”), which services may include, without limitation, those services set forth in Schedule II to this Agreement (collectively, the “Services”).

Section 3.2 Exclusion of Services. At any time, either GP or the Westlake Parties may temporarily or permanently exclude any particular service from the scope of Services upon 180 days’ notice.

Section 3.3 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, the Westlake Parties may engage any of their Affiliates or other Persons to perform the Services (or any part of the Services) on their behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if the Westlake Parties performed such Services. No such delegation by the Westlake Parties to Affiliates or other Persons shall relieve the Westlake Parties of their obligations hereunder.

Section 3.4 Payment Amount. GP shall pay, or cause to be paid, to the Westlake Parties the amount of any direct or indirect expenses incurred by the Westlake Parties or their Affiliates in connection with the provision of Services by the Westlake Parties or their Affiliates (the “Payment Amount”), in accordance with the following:

(a) Dedicated Personnel. The Payment Amount will include all Personnel Costs of Dedicated Personnel as determined by the Westlake Parties on a commercially reasonable basis.

(b) Shared Personnel and Administrative Personnel. The Payment Amount will include a pro rata share of all Personnel Costs of Shared Personnel and Administrative Personnel, as determined by the Westlake Parties on a commercially reasonable basis.

(c) Administrative Costs. The Payment Amount will include following:

(i) Office Costs. A pro rata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, as determined by the Westlake Parties on a commercially reasonable basis, based on the allocation methodology determined by the Westlake Parties, as reasonably acceptable to the Partnership Group and in accordance with United States generally accepted accounting principles;

(ii) Insurance. Insurance premiums will be direct charged to the applicable insured to the extent possible, and otherwise will be allocated on a commercially reasonable basis determined by the Westlake Parties, based on the allocation methodology determined by the Westlake Parties, as reasonably acceptable to the Partnership Group and in accordance with United States generally accepted accounting principles;

(iii) Outside Services. Services provided by outside vendors (including audit services, legal services and other services) will first be direct charged where applicable; provided, however that the Payment Amount will include a pro rata share of charges for all services that are provided by outside vendors and not direct charged, as determined by the Westlake Parties on a commercially reasonable basis, based on the allocation methodology determined by the Westlake Parties, as reasonably acceptable to the Partnership Group and in accordance with United States generally accepted accounting principles;

(iv) Other SGA Costs. A pro rata share of all other sales, general and administrative costs relating to the Partnership Entities, as determined by the Westlake Parties on a commercially reasonable basis, based on the allocation methodology determined by the Westlake Parties, as reasonably acceptable to the Partnership Group and in accordance with United States generally accepted accounting principles; and

(v) Depreciation and Amortization. A pro rata share of depreciation and amortization relating to all locations of Administrative Personnel, as determined by the Westlake Parties on a commercially reasonable basis, following recognition of such depreciation or amortization as an expense on the books and records of the Westlake Parties or their Affiliates.

(d) Other Costs. Bank charges, interest expense and any other costs as reasonably incurred by the Westlake Parties or their Affiliates in the provision of Services will be direct charged to the Partnership Entities. For the avoidance of doubt, any of the foregoing costs and expenses described in Section 3.4 that are direct charged to any Party will not be included in the Payment Amount.

Section 3.5 Payment of the Payment Amount. The Westlake Parties shall submit monthly invoices to GP for the Services on or before the 20th day of each month, which invoices shall be due and payable not later than the 5th day following receipt of such invoice. If the due date for payment is not a Business Day, then the due date for payment shall be the immediately succeeding Business Day. GP shall pay, or cause the Partnership Group to pay, to the Westlake Parties in immediately available funds, the full Payment Amount due under Section 3.4. Past due amounts shall bear interest at the Default Rate. If GP fails to make payment of any amount of any monthly invoice, other than any amount thereof that is disputed in accordance with Section 3.6 below, on or before the later of (a) the 60th Day after such payment is due and (b) the 30th Day after notice by the Westlake Parties of such non-payment, the Westlake Parties shall have the right to suspend the provision of the Services hereunder until such payment is made.

Section 3.6 Disputed Charges. GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM THE WESTLAKE PARTIES, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY THE WESTLAKE PARTIES OR THEIR AFFILIATES IN CONNECTION WITH THE SERVICES. GP SHALL NEVERTHELESS PAY OR CAUSE THE PARTNERSHIP ENTITIES TO PAY IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO THE WESTLAKE PARTIES. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF A PARTNERSHIP ENTITY TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY THE WESTLAKE PARTIES OR THEIR AFFILIATES IN CONNECTION WITH THEIR PROVISION OF THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY THE WESTLAKE PARTIES TO THE PARTNERSHIP ENTITIES TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE FOR THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP ENTITIES TO THE DATE OF REFUND BY THE WESTLAKE PARTIES.

Section 3.7 Employees. The Partnership Entities shall not be obligated to pay directly to Dedicated Personnel or Shared Personnel any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training or other expenses.

Section 3.8 Limitation of Duties and Liability. The relationship of the Westlake Parties to the Partnership Entities pursuant to this Article III is as an independent contractor and nothing in this Agreement shall be construed to impose on the Westlake Parties, or on any of their Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, any express or implied fiduciary duty. The Westlake Parties and their Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Partnership Entities shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for (a) any error of judgment or mistake of law by such Persons or for any Loss suffered by such Persons in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance by such Persons of the Services, or (b) any fraudulent or dishonest acts by the Partnership Entities. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall the Westlake Parties or their Affiliates, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.

ARTICLE IV

RIGHT OF FIRST REFUSAL

Section 4.1 Westlake Right of First Refusal.

(a) The Partnership Entities hereby grant to Westlake a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party Lender or a Transfer to another Partnership Entity; provided that such Partnership Entity shall remain bound by this Section 4.1) of (i) equity interests in OpCo or (ii) both the Assets that serve the Westlake Entities’ other facilities and any other assets that the Partnership Group may acquire from the Westlake Entities, excluding sales or other dispositions of inventory, accounts receivable, spare parts and other assets in the ordinary course of business, and sales or other dispositions of assets as part of normal retirements or replacements. The Parties acknowledge and agree that nothing in this Section 4.1 shall prevent or restrict the Transfer of the capital stock of, equity ownership interests or other securities in the GP or the MLP.

(b) The Parties acknowledge that all potential Transfers of Assets pursuant to this Section 4.1 are subject to obtaining any and all required written consents of Governmental Authorities.

(c) Westlake shall have the right, in its sole discretion, to assign its rights under this Section 4.1 to any Affiliate of Westlake.

Section 4.2 Procedures.

(a) If a Partnership Entity proposes to Transfer either the equity interests in OpCo or any of the Assets with respect to which a right of first refusal has been granted pursuant to this Article IV to any Person pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership Entity bound by such right of first refusal (“Seller”) shall promptly give written notice (a “Disposition Notice”) thereof to Westlake. The Disposition Notice shall set forth the following information in respect of the proposed Transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Westlake to reasonably determine the fair market value of such non-cash consideration, Seller’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to Seller. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Seller and

Westlake agree as to the fair market value of any non-cash consideration, Westlake will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets within 30 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Assets. In the event (i) Westlake’s determination of the fair market value of any non-cash consideration described in the Disposition Notice (to be determined by Westlake within 30 days of receipt of such Disposition Notice) is less than the fair market value of such consideration as determined by Seller in the Disposition Notice and (ii) Westlake and Seller are unable to mutually agree upon the fair market value of such non-cash consideration within 30 days after Westlake notifies Seller of its determination thereof, Seller and Westlake shall engage a mutually agreed upon valuation firm to determine the fair market value of the non-cash consideration. Such valuation firm shall be instructed to notify Westlake and Seller of its decision within 30 days after all material information is submitted thereto, which decision shall be final. The fees of the valuation firm will be split equally between Seller and Westlake. Westlake will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets to Seller within 30 days after the valuation firm has submitted its determination (the “Second ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision by Westlake not to purchase the Sale Assets. If Westlake fails to exercise a right during any applicable period set forth in this Section 4.2(a), Westlake shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Assets, but not with respect to any future offer of assets.

(b) If Westlake chooses to exercise its right of first refusal to purchase the Sale Assets under Section 4.2(a), Westlake and Seller shall enter into a purchase and sale agreement for the Sale Assets, which shall include the following terms:

(i) Westlake will agree to deliver cash for the Offer Price (unless Westlake and Seller agree that consideration will be paid by means of non-cash consideration);

(ii) Seller will represent that it has good and indefeasible title to the Sale Assets, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the Sale Assets, plus any other such matters as Westlake may approve, which approval will not be unreasonably withheld. If Westlake desires to obtain any title insurance with respect to the Sale Assets, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by Westlake;

(iii) Seller will grant to Westlake the right, exercisable at Westlake’s risk and expense, to make such surveys, tests and inspections of the Sale Assets as Westlake may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Assets or interfere with the activities of Seller and its Affiliates thereon and so long as Westlake has furnished Seller with evidence that adequate liability insurance is in full force and effect;

(iv) Westlake will have the right to terminate its obligation to purchase the Sale Assets under this Article IV if the results of any searches, surveys, tests or inspections conducted pursuant to Section 4.2(b)(ii) or (iii) above are, in the reasonable opinion of Westlake, unsatisfactory;

(v) the closing date for the purchase of the Sale Assets shall occur no later than 120 days following receipt by Seller of written notice by Westlake of its intention to exercise its option to purchase the Sale Assets pursuant to Section 4.2(a);

(vi) Seller shall execute, have acknowledged and deliver to Westlake a special warranty deed, assignment of easement, or comparable document, as appropriate, in the applicable jurisdiction, on the closing date for the purchase of the Sale Assets constituting real property interests, conveying the Sale Assets to Westlake free and clear of all encumbrances created by Seller and its Affiliates other than those set forth in Section 4.2(b)(ii) above;

(vii) the sale of any Sale Assets shall be made on substantially the same terms and conditions as the Acquisition Proposal, unless otherwise agreed by Seller and Westlake or otherwise provided herein; and

(viii) neither Seller nor Westlake shall have any obligation to sell or buy the Sale Assets if any of the material consents referred to in Section 4.1(c) have not been obtained.

(c) Seller and Westlake shall cooperate in good faith in obtaining all necessary governmental and other third Person approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) If the Transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the later of the applicable ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and Seller may not Transfer any of the Sale Assets described in the Disposition Notice without complying again with the provisions of this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations by the Westlake Parties. Each of the Westlake Parties represents and warrants to the Partnership Entities that:

(a) Such Westlake Party is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Retained Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) Such Westlake Party has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Westlake Party have been duly and validly authorized by all necessary action on the part of such Westlake Party, and this Agreement has been duly and validly executed and delivered by such Westlake Party, and is the valid and binding obligation of such Westlake Party, enforceable against such Westlake Party in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by such Westlake Party of this Agreement does not and will not (i) conflict with or violate any provision of such Westlake Party’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which such Westlake Party is a party or by which either such Westlake Party or the Retained Assets is bound or affected which would cause a material adverse impact on the Partnership Entities; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Partnership Entities.

Section 5.2 Representations by Partnership Entities. Each of the Partnership Entities represents and warrants to the Westlake Parties that:

(a) Such Partnership Entity is duly organized, validly existing and in good standing under the laws of the state of its organization, and, as of the Closing Date, has all requisite power and authority to own and lease the properties and assets it currently owns and leases, including the Assets, and to conduct its activities as such activities are currently conducted and as contemplated by this Agreement.

(b) Such Partnership Entity has all requisite power, authority and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by such Partnership Entity have been duly and validly authorized by all necessary action on the part of such Partnership Entity, and this Agreement has been duly and validly executed and delivered by such Partnership Entity, and is the valid and binding obligation of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, subject to applicable laws of bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c) The execution, delivery and performance by such Partnership Entity of this Agreement do not and will not (i) conflict with or violate any provision of such Partnership Entity’s organizational documents; (ii) violate any provision of any Applicable Laws; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof)

or accelerate or permit the acceleration of the performance required by, any contracts or other instruments to which such Partnership Entity is a party or by which either such Partnership Entity or its Assets are bound or affected, which would cause a material adverse impact on the Westlake Entities; or (iv) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been obtained or the failure to obtain which would cause a material adverse impact on the Westlake Entities.

ARTICLE VI

INSURANCE

Section 6.1 Westlake Insurance.

(a) Subject to the GP’s reasonable approval and the last sentence of this Section 6.1(a), the Westlake Entities shall obtain and maintain the insurance described in Section 6.1(b) during any period in which one or more of the Related Agreements is in effect. The Westlake Entities shall procure and maintain such insurance under individual or blanket policies and include the Partnership Entities as additional insureds under all liability policies except for workers compensation insurance. If at any time the insurer (or prospective insurer) under the property insurance referenced in Section 6.1(b)(vi) will not permit the Partnership Entities to remain named insureds under such policy, then the Westlake Entities shall notify the MLP thereof as soon as reasonably practicable (but in any event no later than 30 days prior to the date that the Partnership Entities cease to be named insureds) and the MLP shall be responsible for obtaining and maintaining the property insurance described in such Section 6.1(b)(vi) covering the Partnership Entities’ real and personal property and time element loss caused by direct damage to covered property.

(b) The minimum insurance to be obtained and maintained by the Westlake Entities is set forth below:

(i) Statutory Workers Compensation Insurance in compliance with Applicable Law covering all employees at the Westlake Complexes;

(ii) Employer’s Liability Insurance, in a minimum amount per accident determined by the Westlake Parties on a commercially reasonable basis;

(iii) Commercial General Liability Insurance, covering bodily injury and property damage to third parties and covering liability for damage to property of third parties. Such policy or combination of policies shall provide per occurrence and annual aggregate limits determined by the Westlake Parties on a commercially reasonable basis and shall include contractual liability coverage. Policy form may be either occurrence or claims-made;

(iv) Automobile Liability Insurance with limits per accident determined by the Westlake Parties on a commercially reasonable basis and covering any auto;

(v) Excess/Umbrella Liability Insurance written on an occurrence or integrated occurrences basis and providing coverage limits in excess of the primary limits of the insurance described in clauses (ii), (iii) and (iv) above; the limits of such excess/umbrella coverage shall be determined by the Westlake Parties on a commercially reasonable basis;

(vi) Property Insurance, on an “All Risks” of physical loss or damage to all of the Partnership Entities’ and the Westlake Entities’ real and personal property (including the Assets and the Westlake Complexes) and time element loss in which the MLP and the Westlake Entities have an insurable interest; such coverage shall name the Partnership Entities as named insureds and meet the requirements of any Lender; and

(vii) Environmental Insurance having limits of liability of an amount per pollution condition and an aggregate amount for all pollution conditions, each as determined by Westlake on a commercially reasonable basis, which provide reasonably obtainable coverage for bodily injury, property damage, or remediation costs to the Partnership Entities’ and the Westlake Entities’ property or to third parties, relating to pollution conditions, including Releases, Hazardous Substances or Remediations; such coverage shall name the Partnership Entities as named insureds.

Except for workers’ compensation insurance and that insurance described above as to which the Partnership Entities are required to be named as named insureds, the insurance described in this Section 6.1(b) shall include the Partnership Entities as additional insureds as to the operations and activities of the Assets and the Westlake Complexes. It is further agreed that such insurance shall be primary with regard to the aforementioned additional insured status.

(c) All policies, binders or interim insurance contracts with respect to insurance maintained by the Westlake Entities pursuant to Section 6.1(b) and with respect to insurance maintained by the MLP pursuant to Section 6.2 shall:

(i) be placed with reputable, creditworthy insurance companies of nationally recognized standing and reasonably acceptable to the MLP, the Westlake Entities and (if applicable) Lenders and that are licensed or authorized to do business in the State of Texas;

(ii) state that it is primary, or is excess only with respect to the specific primary policy provided by the same Party for such coverage, and not excess or contributing as with respect to any other insurance (or self-insurance) available to any other Person or Lender insured thereunder and that all provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured under each such policy;

(iii) provide that there will be no recourse against any additional insured for the payment of premiums or commissions (if such policies provide for the payment thereof) or additional premiums or assessments, it being understood that such are obligations of the named insured providing such insurance pursuant to this Agreement;

(iv) waive any right of subrogation of the insurers thereunder against the MLP, Lender and the members, partners, officers and directors and employees of each of them with respect to insurance described in Section 6.1(b), waive any right of subrogation of the insurers thereunder against the Westlake Entities and their Affiliates and the members, partners, officers, directors and employees of each of them with respect to insurance described in Section 6.2, and waive any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, with respect to any liability of any such Person insured under such policy;

(v) with respect to the interests of the additional named insureds, provide that such insurance shall not be invalidated by any action or inaction of the additional named insureds and shall insure the additional named insureds regardless of any breach or violation of any warranty, declaration or condition contained in such insurance by the primary named insured; and

(vi) provide that it may not be canceled or materially changed without giving the MLP 30 days prior written notification thereof with respect to insurance described in Section 6.1(b), and without giving the Westlake Entities 30 days prior written notification thereof with respect to insurance described in Section 6.2.

(d) Reference is made to the fact that the Westlake Entities periodically review the availability, terms and cost of property and liability insurance coverages with respect to the Westlake Complexes and other properties and operations of the Westlake Entities and their Affiliates. During the term of this Agreement, the Westlake Entities agree to conduct such review no less frequently than once each fiscal year. On or about the completion of each such review, the Westlake Entities will notify the MLP of the results of such review. The Westlake Entities and the MLP shall thereafter reasonably cooperate in determining the limits, deductibles, self-insured retention amounts and other material terms that will apply to the renewal or replacement insurance coverages to be acquired by the Westlake Entities and as to which the MLP will be a named insured or additional insured consistent with the provisions of this Section 6.1; and in each case the determination to be made in accordance with the preceding provisions of this sentence shall take into account the terms and cost of the available insurance coverages. Notwithstanding anything to the contrary, until such time as the MLP is responsible for acquiring a particular insurance coverage pursuant to the last sentence of Section 6.1(a), the Westlake Entities shall have the right to acquire such insurance coverage even if the Westlake Entities and the MLP have failed to reach a mutual determination on the limits, deductibles or other terms of such coverage.

Section 6.2 (a) MLP Insurance. MLP shall obtain and maintain (or cause to be obtained and maintained) at its expense the minimum insurance described below under individual or blanket policies:

(i) In the event any of the Partnership Entities has any employees, such Partnership Entity will obtain and maintain at all times statutory Workers’ Compensation Insurance in compliance with Applicable Law; and

(ii) During any period when the last sentence of Section 6.1(a) is applicable, the property insurance referenced in such sentence.

(b) Reference is made to the fact that the MLP will periodically review the availability, terms and cost of property and liability insurance coverages with respect to the Assets. During the term of this Agreement, the MLP agrees to conduct such review no less frequently than once each fiscal year of the MLP. On or about the completion of each such review, the MLP will notify the Westlake Entities of the results of such review. The Westlake Entities and the MLP shall thereafter reasonably cooperate in determining the limits, deductibles, self-insured retention amounts and other material terms that will apply to the renewal or replacement insurance coverages to be acquired by the MLP consistent with the provisions of this Section 6.2; and in each case the determination to be made in accordance with the preceding provisions of this sentence shall take into account the terms and cost of the available insurance coverages. Notwithstanding anything to the contrary, the MLP shall have the right to acquire such insurance coverage even if the MLP and the Westlake Entities have failed to reach a mutual determination on the limits, deductibles or other terms of such coverage.

Section 6.3 Certificates; Proof of Loss. On or before the required date for the insurance to be provided hereunder, each Party shall furnish certificates of insurance to the other Party evidencing the insurance required of such Party pursuant to this Agreement. The Party maintaining each insurance hereunder shall make all proofs of loss under each such policy and shall take all other action reasonably required to ensure collection from insurers for any loss under any such policy, except that the MLP may require the Westlake Entities to provide such proof of loss and take such other action on behalf of the MLP in the case of the insurance maintained by the MLP pursuant to Section 6.2.

Section 6.4 Payment of Deductible Amounts. Notwithstanding which Party shall have obtained, or have been responsible for obtaining, insurance under Section 6.1 or 6.2(i), the Person making the claim under any liability insurance shall bear any deductible or self-insured retention amount applicable to such claim; provided that if any other Person insured under such liability insurance is also liable with respect to the occurrence giving rise to such claim, then the Person making the claim and such other Persons shall each bear its pro rata share of such deductible or self-insured retention amount based on the allocation of liability among them; and (b) the Person making the claim under any property insurance shall bear any deductible or self-insured retention amount applicable to such claim; provided, if the occurrence giving rise to such claim also results in damage to or loss of property owned by any other Person insured under such property insurance, then the Person making the claim and such other Persons shall bear its pro rata share of such deductible or self-insured retention amount based on the damage and loss suffered by such Person as compared to the aggregate damage and loss suffered by all such Persons.

Section 6.5 Contractor’s Insurance. MLP and the Westlake Entities shall require their respective contractors and their subcontractors performing any services or conducting any operations or taking any on site activities with respect to the Assets or Retained Assets to procure and maintain, at a minimum, the following insurance and all policies shall include the Partnership Entities, the applicable Westlake Entity and (as applicable) Lender as additional insureds (except for workers compensation) and shall include waivers of subrogation in favor of the Partnership Entities, the applicable Westlake Entity and Lender. Such insurance will be primary and non-contributory of any insurance carried by or maintained on behalf of the Partnership Entities, the applicable Westlake Entity or Lender.

Any contractor of the MLP or a Westlake Entity shall carry, and shall either cause its subcontractors to carry or to provide access to, insurance for Workers’ Compensation, Employer’s Liability, project specific Commercial General Liability (including Products & Completed Operations and Sudden & Accidental Pollution), Watercraft and Aircraft Liability (if same are used in providing services) and Automobile Liability insurance (including “any auto”), each with minimum limits determined on a commercially reasonable basis (which can be accomplished in conjunction with an umbrella insurance policy); provided that minimum amounts of Workers’ Compensation shall be set forth in Applicable Law.

Any contractor of the MLP or a Westlake Entity shall also carry or provide access to Pollution Liability insurance as required by environmental laws and/or regulations. Additionally, such contractors shall provide All Risks Property insurance with limits equal to the full value of the services and associated equipment during fabrication/construction and final delivery to the MLP or the applicable Westlake Entity. Such contractors shall supply the MLP and the applicable Westlake Entity with certificates or policies of such insurance prior to entry upon premises of the MLP and the applicable Westlake Entity. MLP and the applicable Westlake Entity shall be named as an additional insured, except for Workers’ Compensation and Employer’s Liability, and subrogation shall be waived on all insurance. All insurance of any contractor and their subcontractors shall be primary.

Any contractor of the MLP or a Westlake Entity shall waive subrogation with respect to all deductibles and no self-insured retention shall exceed the amount determined by the Westlake Parties on a commercially reasonable basis without written approval of the MLP and the Westlake Entities. Such contractors shall cause their and their subcontractors’ insurers to provide the MLP and the Westlake Entities with thirty (30) days’ written notice of cancellation or material change. In the event any contractor or any of its subcontractors fail to procure or maintain in force the insurance specified herein the MLP and the Westlake Entities may secure such insurance and the cost thereof shall be borne by such contractor. The insurance required under the Standard Terms and Conditions shall not be a limitation on any contractor’s liability under this Agreement, nor shall it be limited by any other section of this Agreement.

Any contractor of the MLP or a Westlake Entity shall carry project specific Professional Liability insurance covering claims to the extent resulting from their negligent performance of services. Minimum limits shall be set on a commercially reasonable basis. Claims-made coverage is acceptable provided the policy retroactive date is maintained prior to the date services are rendered to the MLP and the applicable Westlake Entity and continuing for a period of time equal to two (2) years from the actual completion of such contractor’s services.

ARTICLE VII

CONFIDENTIAL INFORMATION

Section 7.1 Information. Each of the Partnership Entities and the Westlake Parties (the “Recipient”) agrees that it will utilize any Confidential Information received from the other solely in connection with the performance of its obligations hereunder and the exercise by the Recipient of its rights and remedies hereunder and under Applicable Law, and all such Confidential Information will be subject to and bound by the provisions set forth in this Article VII. Upon termination of this Agreement and the Related Agreements, the Recipient shall return or destroy all such Confidential Information (and cease all further use and disclosure of such Confidential Information) that has been provided to it, together with all reproductions thereof in the Recipient’s possession; provided that the Recipient shall have the right to retain copies of any such information and records that relate to its performance of any services and the exercise of its rights and remedies hereunder or under the Related Agreements and under Applicable Law, and all such copies and the information reflected thereon shall be subject to the first sentence of this Section 7.1 and to Section 7.2.

Section 7.2 Definition. “Confidential Information” means any information (regardless of format or medium of exchange) that is disclosed by any disclosing Party or any Affiliate, employee or agent thereof to the Recipient or any Affiliate, employee or agent of the Recipient in connection with the performance of this Agreement or the Related Agreements or that any disclosing Party has reason to expect will be maintained confidentially provided that Confidential Information shall not include any information that is publicly known. It is further understood that each Party may have the opportunity as a result of proximity or close operational ties to observe or obtain Confidential Information of any other Party and agrees not to divulge or use such information other than as set forth in this Article VII.

Section 7.3 Legal Requirement. If the Recipient is legally required (by interrogatories, discovery requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to disclose any Confidential Information, it is agreed that the Recipient prior to disclosure will use commercially reasonable efforts to provide the disclosing Party with prompt notice of such request(s) so that the disclosing Party may seek an appropriate protective order or other appropriate remedy or waive the Recipient’s compliance with this Article VII. If such protective order or other remedy is not obtained, or the disclosing Party grants a waiver hereunder, the Recipient required to furnish Confidential Information may furnish that portion (and only that portion) of the Confidential Information which, in the opinion of such Party’s counsel, the Recipient is legally compelled to disclose, and the Recipient will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. Disclosure of Confidential Information by the Recipient shall not violate this Article VII to the extent that Recipient (or its ultimate parent) in the exercise of reasonable good faith judgment deems it necessary, pursuant to law, regulation or stock exchange rule, to disclose such information in or in connection with filings made with the Securities Exchange Commission, any securities exchange upon which debt or equity securities of such Recipient or its parent may be listed, to any Governmental Authority or in presentations to lenders or ratings agencies.

Section 7.4 Survival. The provisions of this Article VII shall survive the termination of this Agreement for a period of three years following such termination.

ARTICLE VIII

INTELLECTUAL PROPERTY

Section 8.1 Ownership by the Westlake Entities and License to MLP. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by the Westlake Entities, their Affiliates or their employees in connection with the performance of the Services shall be the property of the Westlake Entities; provided, however, that the Westlake Entities hereby grant, and agree to cause their Affiliates to grant, to the MLP an irrevocable, royalty-free, non-exclusive and non-transferable (without the prior written consent of the applicable Westlake Entity) right and license to use such inventions or material; and further provided, however, that the MLP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to the applicable Westlake Entity by any Person other than an Affiliate of the applicable Westlake Entity. Notwithstanding the foregoing, the Westlake Entities will and will cause their Affiliates to, use all commercially reasonable efforts to grant such right and license to the MLP.

Section 8.2 License to the Westlake Entities and their Affiliates. MLP hereby grants, and will cause its Affiliates to grant, to the Westlake Entities and their Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the MLP or its Affiliates to the Westlake Entities or their Affiliates, but only to the extent such use is necessary for the performance of the Services. The Westlake Entities agree that the Westlake Entities and their Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

ARTICLE IX

TERM; MISCELLANEOUS

Section 9.1 Term. This Agreement shall terminate upon the termination of all of the Related Agreements; provided that any claims for indemnification made under this Agreement within any required time period under this Agreement prior to termination shall survive termination.

Section 9.2 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties hereby agrees: (i) to submit to the exclusive jurisdiction of any state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (iii) that such Party will not bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

Section 9.3 Dispute Resolution.

(a) The dispute resolution provisions set forth in this Section 9.3 shall be the final, binding and exclusive means to resolve all disputes, controversies or claims (each, a “dispute”) arising under the Agreement, and each Party irrevocably waives any right to any trial by jury with respect to any dispute arising under this Agreement.

(b) If a dispute arises, the following procedures shall be implemented:

(i) Any Party may at any time invoke the dispute resolution procedures set forth in this Section 9.3 as to any dispute by providing written notice of such action to the other Parties.

(ii) Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Section 9.3, and subject to Section 9.12, the Parties agree and undertake that all payments not in dispute shall continue to be made and that all obligations not in dispute shall continue to be performed.

(iii) Within 30 days after receipt of notice of a dispute under subsection (b)(i), representatives of the Parties shall engage in non-binding mediation, and a specific timetable and completion date for its implementation shall also be agreed upon. If the completion date therefor shall occur without the Parties having resolved the dispute, then the Parties shall proceed under Section 9.3(b)(iv).

(iv) If, after satisfying the requirement above, the dispute is not resolved, the Parties shall resolve the dispute by a binding arbitration, to be held in the State of Texas pursuant to the Federal Arbitration Act and in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). The AAA shall select one (1) arbitrator. Each Party shall bear its own expenses incurred in connection with arbitration and the fees and expenses of the arbitrator shall be shared equally by the Parties involved in the dispute and advanced by them from time to time as required. It is the mutual intention and desire of the Parties that the arbitrator be selected as expeditiously as possible following the submission of the dispute to arbitration. Once the arbitrator is selected and except as may otherwise be agreed in writing by the Parties involved in such dispute or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator shall render his final award within sixty (60) days, subject to extension by the arbitrator upon substantial justification shown of extraordinary circumstances, following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. Any discovery in connection with arbitration hereunder shall be limited to information directly relevant to the controversy or claim in arbitration. The decision of the arbitrator in any such proceeding will be reasoned, final and binding and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective. Any action against any Party ancillary to arbitration (as determined by the arbitrators), including any action for provisional or conservatory measures or action to enforce an arbitration award or any judgment entered by any court in respect of any thereof may be brought in any federal or state court of competent jurisdiction located within the State of Texas, and the Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each of the Parties agrees that a judgment in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.4 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 9.4.

If to the Westlake Entities:

Attention:
Fax:
E-mail:

If to the Partnership Entities:

Attention:
Fax:
E-mail:

Section 9.5 Entire Agreement. This Agreement and the Related Agreements (including any exhibits hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.

Section 9.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, that the MLP may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable judgment of the GP, will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 9.7 Assignment. No Party to this Agreement may assign or otherwise transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties hereto, and any purported transfer in violation hereof shall be null and void. This Agreement shall be binding upon, and inure the benefit of, permitted successors and assigns.

Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 9.9 Severability. If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

Section 9.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 9.11 No Waiver. Failure of any Party to this Agreement to require performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter, and the waiver by any Party to this Agreement of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 9.12 Set Off. Each Party has the right to set off against any amounts due to the other Party hereunder any and all amounts that the other Party owes to the first Party under this Agreement or the Related Agreements.

Section 9.13 Rights of Third Parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Limited Partner of the MLP) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

WESTLAKE MANAGEMENT SERVICES, INC.

By:
Name:
Title:

WESTLAKE CHEMICAL PARTNERS GP LLC

By:
Name:
Title:

WESTLAKE CHEMICAL PARTNERS LP

By: Westlake Chemical Partners GP LLC, its general partner

By:
Name:
Title:

WESTLAKE CHEMICAL OPCO GP LLC

By: Westlake Chemical OpCo GP LLC, its general partner

By:
Name:
Title:

Signature Page to Omnibus Agreement

WESTLAKE CHEMICAL OPCO LP

By:
Name:
Title:

WPT LLC

By: Westlake Chemical Investments, Inc. its manager

By:
Name:
Title:

WESTLAKE LONGVIEW CORPORATION

By:
Name:
Title:

WESTLAKE PETROCHEMICALS LLC

By: Westlake Chemical Investments, Inc., its Manager

By:
Name:
Title:

WESTLAKE VINYLS, INC.

By:
Name:
Title:

Signature Page to Omnibus Agreement

WESTLAKE PVC CORPORATION

By:
Name:
Title:

WESTLAKE STYRENE LLC

By:
Name:
Title:

WESTLAKE POLYMERS LLC

By:
Name:
Title:

WESTLAKE VINYL CORPORATION

By:
Name:
Title:

Signature Page to Omnibus Agreement

SCHEDULE I

WESTLAKE COMPLEXES

Lake Charles Assets

•	Styrene plant at the Petro Site that was started up in 1992; it is Technip ( Badger) technology and has a capacity of 570MM lb/yr.

•	Poly 3 at the Petro Site that was started up in 1998; licensed from Ineos and has a capacity of 600MM lb/ yr of LLDPE.

•	Five lines at the Poly Site with a total capacity of 850 MM lb/yr which consist of 4 autoclave units and 1 tubular unit that all make LDPE.

•	The tankage and dock at the Lake Charles Terminal to service the Styrene plant.

•	Service groups and facilities at the Petro Site, Poly Site and off site Administration building that support all of the plants.

Calvert City Assets

•	The Chlor Alkali plant built in 1966 and occupies approximately 40 acres. It was upgraded and expanded to 275K ECU capacity in 2001 utilizing Asahi Kasei membrane technology. The feedstocks are rock salt and electricity.

•	The VCM unit was built in 1953 utilizing B. F. Goodrich technology. The unit occupies approximately 55 acres and has an annual production capacity of 1.3 billion pounds of VCM. The feedstocks are Chlorine, Ethylene and Oxygen as well as supplemental Ethylene Dichloride as required.

•	The PVC unit was built in 1959 and occupies approximately 26 acres. It has a current annual production capacity of 1.4 billion pounds. The unit’s feedstock is VCM produced by the Westlake VCM unit.

Schedule I – Page 1

SCHEDULE II

SERVICES

•	services from the Westlake Parties’ employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under this Agreement shall serve on a shared, part-time basis only, unless and to the extent agreed otherwise by the Westlake Parties;

•	administrative and professional services, including, but not limited to, legal, accounting services, audit services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the MLP’s property and the property of the MLP’s subsidiaries in the ordinary course of business;

•	recommendations on capital raising activities to the GP’s Board of directors, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for us, and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by the Westlake Parties and GP from time to time.

Schedule II – Page 1